Exhibit 99.1

BJ’s Wholesale Club, Inc. One Mercer Road P.O. Box 9601 Natick, MA 01760
FOR IMMEDIATE RELEASE	Contact:	Cathy Maloney
VP, Manager of Investor Relations
508.651.6650
cmaloney@bjs.com

BJ’S WHOLESALE CLUB ANNOUNCES FOURTH QUARTER AND FULL YEAR RESULTS

Announces Revisions in Lease Accounting

Announces Share Repurchase Authorization

March 1, 2005, Natick, MA— BJ’s Wholesale Club, Inc. (NYSE: BJ) today reported fourth quarter 2004 net income of $47.0 million, or $.67 per diluted share, compared to net income of $49.2 million, or $.70 per diluted share, for the fourth quarter of 2003. Fourth quarter and full year 2004 earnings were reduced by $7.2 million pre-tax, or $.06 per diluted share, as a result of a correction of errors in the Company's accounting for certain leases (See notes to attached financial statements.)

The Company’s fourth quarter earnings guidance of $.69 to $.73 per diluted share, provided during BJ’s third quarter conference call on November 16, 2004, did not include the $.06 charge related to lease accounting.

Net income of $.67 per diluted share for the fourth quarter 2004 included

•      expense of $.06 related to lease accounting.

Net income of $.70 per diluted share for the fourth quarter 2003 included

•      income of $.02 from House2Home reserve adjustments; and

•      income of $.02 from a House2Home tax settlement.

Adjusting for these items, diluted earnings per share were $.73 for the fourth quarter 2004 and $.65 for the fourth quarter 2003, or an increase of approximately 12%.

For the full year 2004, net income was $114.4 million, or $1.63 per diluted share, compared to net income of $102.9 million, or $1.47 per diluted share in 2003.

Net income of $1.63 per diluted share for 2004 included

•      expense of $.06 cents related to accounting for certain leases (See notes to attached financial statements);

•      expense of $.06 cents to establish a reserve for claims by various credit card issuing banks;

•      expense of $.02 to increase the Company’s reserve for discontinued operations; and

•      income of approximately $.09 for House2Home bankruptcy recoveries and reductions to the Company’s reserve for House2Home lease obligations.

Net income of $1.47 per diluted share for 2003 included

•      income of $.05 for reductions to the Company’s reserve for House2Home lease obligations;

•      income of $.02 from a House2Home tax settlement; and

•      expense of $.02 from the cumulative effect of accounting changes.

All together, these items net out to $.06 of expense in 2004 and $.05 of income in 2003.

Adjusting for these items, diluted earnings per share were $1.69 for 2004 and $1.42 for 2003, or an increase of approximately 19%.

-More-

BJ’s Wholesale Club

March 1, 2005

Adjusted results, which are non-GAAP financial measures, are presented in order to improve investors’ understanding of historical and expected financial results and improve comparability of financial information from period to period.

Total sales for the fourth quarter 2004 rose by 6.9% to $2 billion, and comparable club sales increased by 3.4%, including a contribution from gasoline sales of approximately 1.2%. Total sales for the full year 2004 increased by 10.2% to $7.2 billion and comparable club sales increased by 6.0%, including a contribution from gasoline sales of 1.1%.

Commenting on these results president and CEO Mike Wedge said, “I’m very pleased with our performance in 2004. The strong growth in sales and income reflects the progress we have made over the last two years in developing a value proposition that is more compelling to our members.”

The Company also announced that its Board of Directors has authorized the repurchase of up to an additional $100 million of the Company’s common stock. Stock repurchases may be made from time to time at management’s discretion, in the open market or in privately negotiated transactions. The Company had $45 million remaining under its previous authorization at year- end.

During the fourth quarter, the Company repurchased 613,300 shares of BJ’s common stock at an average cost of $28.19 per share, or approximately $17.3 million. For the full year, the Company repurchased approximately 1.7 million shares at an average cost of $26.27 per share, or approximately $45.3 million.

Conference Call Information for Fourth Quarter and Year-End Financial Results

At 8:30 a.m. Eastern Time, on Tuesday, March 1, 2005, BJ’s management plans to hold a conference call to discuss the fourth quarter and fiscal year financial results and the outlook for the year ending January 2006. To access the webcast (including financial and other statistical information being presented, as well as reconciliation information with respect to any non-GAAP financial measures being presented), visit www.bjsinvestor.com/medialist.cfm to hear the call live, or to listen to an archive of the call, which will be available for approximately one quarter following the call.

BJ’s introduced the wholesale club concept to New England in 1984, and has since expanded to become a leading warehouse chain in the eastern United States. As of January 29, 2005, the end of fiscal 2004, the Company operated 155 clubs and 81 gas stations compared with 150 clubs and 78 gas stations at the end of fiscal 2003. In addition the Company operates two ProFoods Restaurant Supply Clubs. BJ’s press releases and filings with the SEC are available on the Internet at www.bjs.com.

Forward-Looking Statements

Statements contained in this press release about expected earnings and all other statements that are not purely historical are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements. Factors that may cause or contribute to such differences include, without limitation, levels of customer demand, economic and weather conditions and state and local regulation in the Company’s markets; and competitive conditions. These factors are discussed in the Company’s Annual Report on SEC Form 10-K for the fiscal year ended January 31, 2004 and subsequent quarterly reports on Form 10-Q. Any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

-See Financial Tables -

BJ’s Wholesale Club, Inc. and Consolidated Subsidiaries

STATEMENTS OF INCOME (Unaudited)

(Dollars in Thousands Except Per Share Amounts)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	January 29, 2005	January 31, 2004	January 29, 2005	January 31, 2004
Net sales	$2,011,078	$1,880,682	$7,220,239	$6,553,924
Membership fees and other	40,643	36,053	155,062	139,411

Total revenues	2,051,721	1,916,735	7,375,301	6,693,335

Cost of sales, including buying and occupancy costs	1,809,074	1,701,580	6,618,513	6,018,088
Selling, general and administrative expenses	156,778	138,768	556,234	502,673
Provision for credit card claims	—	—	7,000	—
Provision for lease accounting corrections	7,234	—	7,234	—
Preopening expenses	2,118	587	7,079	8,875

Operating income	76,517	75,800	179,241	163,699
Interest income (expense), net	568	48	803	(74)
Gain on contingent lease obligations	—	2,471	9,424	4,488

Income from continuing operations before income taxes and cumulative effect of accounting principle changes	77,085	78,319	189,468	168,113
Provision for income taxes	29,958	28,936	72,884	63,318

Income from continuing operations before cumulative effect of accounting principle changes	47,127	49,383	116,584	104,795
Loss from discontinued operations, net of income tax benefit	(82)	(154)	(2,183)	(676)

Income before cumulative effect of accounting principle changes	47,045	49,229	114,401	104,119
Cumulative effect of accounting principle changes	—	—	—	(1,253)

Net income	$47,045	$49,229	$114,401	$102,866

Basic earnings per common share:
Income from continuing operations before cumulative effect of accounting principle changes	$0.68	$0.71	$1.68	$1.51
Loss from discontinued operations	—	—	(0.04)	(0.01)
Cumulative effect of accounting principle changes	—	—	—	(0.02)

Net income	$0.68	$0.71	$1.64	$1.48

Diluted earnings per common share:
Income from continuing operations before cumulative effect of accounting principle changes	$0.67	$0.70	$1.66	$1.50
Loss from discontinued operations	—	—	(0.03)	(0.01)
Cumulative effect of accounting principle changes	—	—	—	(0.02)

Net income	$0.67	$0.70	$1.63	$1.47

Number of common shares for earnings per share computations:
Basic	69,431,764	69,783,513	69,580,978	69,521,408
Diluted	70,205,514	70,283,968	70,131,653	69,815,020

Pro forma amounts assuming accounting principle changes are applied retroactively:

Net income	$47,045	$49,229	$114,401	$104,119

Basic earnings per common share	$0.68	$0.71	$1.64	$1.50

Diluted earnings per common share	$0.67	$0.70	$1.63	$1.49

Clubs in operation - end of period	157	150

BJ’s Wholesale Club, Inc. and Consolidated Subsidiaries

CONDENSED BALANCE SHEETS (Unaudited)

(Dollars in Thousands)

	January 29, 2005	January 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$125,558	$78,720
Marketable securities	24,800	—
Accounts receivable	87,292	78,922
Merchandise inventories	759,742	709,362
Current deferred income taxes	25,665	19,326
Prepaid expenses	19,922	22,640

Total current assets	1,042,979	908,970
Property, net of depreciation	825,885	789,304
Other assets	22,650	23,085

TOTAL ASSETS	$1,891,514	$1,721,359

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current installments of long-term debt	$429	$400
Accounts payable	533,345	506,988
Closed store lease obligations	7,121	10,448
Accrued expenses and other current liabilities	293,232	243,847

Total current liabilities	834,127	761,683
Long-term debt, less portion due within one year	3,196	3,625
Noncurrent closed store lease obligations	8,870	11,463
Other noncurrent liabilities	73,756	58,199
Deferred income taxes	32,398	34,168
Stockholders’ equity	939,167	852,221

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,891,514	$1,721,359

BJ’s Wholesale Club, Inc. and Consolidated Subsidiaries

CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)

(Dollars in Thousands)

	Fifty-Two Weeks Ended
	January 29, 2005	January 31, 2004
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$114,401	$102,866
Provision for credit card claims	7,000	—
Gain on contingent lease obligations	(2,458)	(4,488)
Provision for store closing costs and impairment losses	6,025	3,468
Provision for lease accounting corrections	7,234	—
Cumulative effect of accounting principle changes	—	1,253
Depreciation and amortization	98,900	87,050
Deferred income taxes	(8,109)	22,917
Increase in merchandise inventories, net of accounts payable	(12,362)	(6,768)
Decrease in closed store lease obligations	(7,100)	(33,061)
Other	45,359	26,706

Net cash provided by operating activities	248,890	199,943

CASH FLOWS FROM INVESTING ACTIVITIES
Property additions	(133,263)	(176,918)
Property disposals	544	157
Purchase of marketable securities	(941,250)	(213,700)
Sale of marketable securities	916,450	213,700

Net cash used in investing activities	(157,519)	(176,761)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowing of short-term debt, net	—	—
Purchase of treasury stock	(45,318)	—
Proceeds from issuance of common stock	12,871	7,489
Changes in book overdrafts	(11,661)	15,391
Repayment of long-term debt	(400)	—
Dividends paid	(25)	(25)

Net cash provided by (used in) financing activities	(44,533)	22,855

Net increase in cash and cash equivalents	$46,838	$46,037

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

1.	As a result of a clarification issued by the Securities and Exchange Commission on February 7, 2005, and after consultation with its external auditors, BJ’s is correcting its methods of accounting related to timing of rent expense recognition at its leased locations, and for recognizing rent expenses under certain of its ground leases.

BJ’s previously began recording rent expense at its leased club locations when the club opened. We will now recognize rent expense in the preopening period when we take possession of the club.

Additionally, BJ’s depreciates its owned buildings, including those located on leased land, on a straight-line basis over 33 1/3 years. We previously recorded straight-line rent expense for ground leases over the terms of the original leases, which, in most cases, are less than 33 1/3 years. We will now calculate rent for ground leases over periods that equal or exceed the time periods for depreciation of the buildings.

As a result of these changes, BJ’s is recording cumulative, non-cash pretax charges of $5.8 million to begin recognizing rent expenses when it takes possession of its clubs, and $1.4 million to adjust rent for its ground leases, in the fourth quarter. On a post-tax basis, these charges total $4.3 million, or $.06 per diluted share. Of the $4.3 million post-tax charges recorded in the fourth quarter, $285,000 is related to the current year and the remainder is related to prior years.

Financial results for prior periods will not be restated due to the immateriality of these issues to the results of operations and statements of financial position for the current year and each prior year. These charges will not affect historical or future cash flows, nor will they affect the timing or amounts of payments for the related leases.

2.	In the year ended January 29, 2005, the Company recorded pretax charges of $7.0 million ($4.2 million post-tax, or $.06 per diluted share) to establish a reserve for claims by credit card issuing banks seeking reimbursements for fraudulent credit and debit card charges and the cost of replacing cards, monitoring expenses and related fees and expenses.

3.	In the year ended January 29, 2005, the Company received pretax recoveries of House2Home, Inc. bankruptcy claims of $7.0 million, which are included in gain on contingent lease obligations in the statements of income. On a post-tax basis, these gains were $4.6 million, or $.065 per diluted share.

In last year’s fourth quarter, the Company recorded a credit of $1.7 million, or $.02 per diluted share, to reduce its income tax provision as a result of a tax settlement with House2Home.

4.	In the year ended January 29, 2005, the Company recorded a pretax credit of $2.7 million ($1.6 million after tax, or $.02 per diluted share) to reduce its House2Home contingent lease obligations. As of January 29, 2005, the Company has settled all 41 House2Home leases for which it was contingently liable.

The Company recorded pretax credits of $2.6 million ($1.6 million after tax, or $.02 per diluted share) in last year’s fourth quarter and $5.5 million ($3.3 million after tax, or $.05 per diluted share) in the full year to reduce its contingent lease obligations.

5.	During the third quarter of the fiscal year ended January 29, 2005, the Company settled the lease for one of the three clubs that closed in November 2002. Based on the settlement and an evaluation of the status of the two remaining clubs, the Company recorded a post-tax charge of $1.7 million, or $.02 per diluted share, to increase its reserve for closed clubs in this year’s third quarter. This charge is included in loss from discontinued operations.

6.	During last year’s first quarter ended May 3, 2003, the Company adopted the provisions of Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations” (“SFAS No. 143”). The Company recorded a post-tax charge of $1,253,000, or $.02 per diluted share, to reflect the cumulative effect of adopting this accounting principle change as of the beginning of the fiscal year.

7.	As of the beginning of the current fiscal year, the Company adopted the provisions of Emerging Issues Task Force Issue 03-10, “Application of EITF Issue No. 02-16 by Resellers to Sales Incentives Offered to Consumers by Manufacturers” (“EITF 03-10”). This pronouncement provides guidance for the reporting of vendor consideration received by a reseller as it relates to manufacturers’ incentives (such as rebates or coupons) tendered by consumers. Vendor consideration may be included in revenues only if defined criteria are met. Otherwise, such consideration is recorded as a decrease in cost of sales. Implementation of EITF 03-10 has no effect on gross margin dollars, net income or cash flows, but certain vendor coupons or rebates which had been recorded in sales in the past are being recorded as a reduction of cost of sales this year. This resulted in decreases in both sales and cost of sales of $13.7 million in this year’s fourth quarter versus $12.5 million in last year’s fourth quarter, and $45.6 million for the full year this year versus $30.9 million in last year’s comparable period. As permitted by the transition provisions of EITF 03-10, sales and cost of sales in last year’s statements of income have been recast to conform with this year’s presentation.

8.	Certain amounts in the prior year’s financial statements have been reclassified for comparative purposes.